SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007

ACT Teleconferencing, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-27560	84-1132665
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1526 Cole Boulevard, Suite 300, Golden, Colorado		80401
(Address of principal executive offices)		Zip Code

(303) 233-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 28, 2007, we amended our Loan and Security Agreement, dated November 12, 2004 and as amended to date, with Silicon Valley Bank, our senior commercial lender, to, among other things, extend the maturity date on our line of credit to June 11, 2008, increase the line of credit from $3.5 million to $4.0 million, include an unused facility fee of 0.25% per annum of the average unused portion of the line of credit, remove the minimum monthly interest requirement, and enable us to acquire from time to time shares of our common stock from our minority shareholders.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Incorporated by reference to Item 1.01 to the extent applicable.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2007, we amended the terms of our stock option agreement with Mr. Rick Fresia, our Chief Financial Officer, to provide for accelerated vesting of Mr. Fresia’s stock option if following a change of control Mr. Fresia within 180 days thereafter either is terminated without cause or resigns as a result of a diminution of duties for us or a forced relocation farther than 50 miles from our current principal executive offices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACT TELECONFERENCING, INC.

Date: July 5, 2007	By:	/s/ Rick Fresia
	Name:	Rick Fresia
	Title:	Chief Financial Officer